Exhibit 99.1

BANCORP OF NEW JERSEY, INC. ANNOUNCES SECOND QUARTER EARNINGS

August 4, 2016

Fort Lee, NJ - Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ) (the “Company”), holding company for Bank of New Jersey, reported net income for the six months ended June 30, 2016 of $2.3 million compared to net income of $2.4 million for the six months ended June 30, 2015, a decrease of $95 thousand or 3.9%. Earnings per diluted share was $0.37 for the six months ended June 30, 2016 compared to $0.41 per diluted share for the six months ended June 30, 2015, a decrease of $0.04. Net income for the second quarter of 2016 was $1.0 million, representing a decrease of $263 thousand, or 20.3%, from $1.3 million for the second quarter of 2015. Earnings per diluted share were $0.16 for the quarter ended June 30, 2016, a decrease of $0.05 from the diluted earnings per share of $0.21 for the quarter ended June 30, 2015.

During the six months ended June 30, 2016, net interest income increased by $339 thousand, or 2.8%, reaching $12.3 million, a record six month period for the Company, from $11.9 million for the six months ended June 30, 2015. President and CEO Nancy E. Graves commented: “We are pleased with our commercial loan portfolio and our strong pipeline. Additionally, we are focused on increasing the commercial checking accounts in our core deposit mix, which is lowering our cost of funds.”  During the second quarter of 2016 and 2015, net interest income was $6.1 million. During the first six months of 2016, noninterest expense, net, increased by $747 thousand, or 10.0%, reaching $8.2 million from $7.5 million for the first six months of 2015. During the second quarter of 2016, noninterest expense, net, increased by $626 thousand, or 17.0%, and reached $4.3 million as compared to $3.7 million for the second quarter of 2015. The increase in noninterest expense, net, is primarily due to increased operating costs.  CEO Graves remarked: “We are investing in system enhancements and experienced staff to support our growth.”  For the six months ended June 30, 2016, the provision for loan losses was $450 thousand, compared to provision for loan losses of $783 thousand for the six months ended June 30, 2015. For the quarter ended June 30, 2016, the provision for loan losses was $150 thousand, compared to provision for loan losses of $413 thousand for the quarter ended June 30, 2015.

Bancorp of New Jersey’s total assets grew to $821.4 million, representing an $18.5 million, or 2.3%, increase from the December 31, 2015 total assets amount of $802.9 million. Total loans at June 30, 2016 were $654.9 million, an increase of $9.8 million, or 1.5%, from the December 31, 2015 amount of $645.1 million.  Total deposits were $705.2 million at June 30, 2016 compared to $700.7 million at December 31, 2015, an increase of $4.4 million, or 0.6%.  Stockholders’ equity reached $75.4 million at June 30, 2016 from $73.2 million at December 31, 2015, an increase of $2.3 million, or 3.1%, which was driven by six month period ended June 30, 2016 net income, offset by the Company’s regular quarterly cash dividends to stockholders.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; our ability to identify and address cyber-security risks; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
INCOME STATEMENT	2016	2015	2016	2015
Net Interest Income	$6,048	$6,060	$12,274	$11,935
Provision for Loan Losses	150	413	450	783
Noninterest Expense, net	4,315	3,689	8,221	7,474
Pretax Income	1,583	1,958	3,603	3,678
Tax Expense	552	664	1,280	1,260
Net Income	$1,031	$1,294	$2,323	$2,418

Basic Earnings per Share	$0.17	$0.21	$0.37	$0.41
Diluted Earnings per Share	$0.16	$0.21	$0.37	$0.41

Weighted Average Shares —Basic	6,245	6,240	6,243	5,951
Weighted Average Shares —Diluted	6,255	6,257	6,252	5,967

SELECTED BALANCE SHEET DATA
AT END OF PERIOD	June 30, 2016	December 31, 2015
Total Loans	$654,882	$645,062
Allowance for Loan Losses	8,226	8,020
Investment Securities	66,356	72,599
Total Assets	821,396	802,920
Total Deposits	705,161	700,739
Stockholders’ Equity	75,427	73,153